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                                                                   EXHIBIT 23.03

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Selected Financial Data" and to the incorporation by reference in the Registration Statements on Forms S-8 pertaining to the 1991 Stock Plan of Pyxis Corporation, the Pyxis Corporation Employee Stock Purchase Plan and the Pyxis Corporation 401(k) Plan of our report dated January 30, 1996, except for Note 6, Note 7 ("Stockholder Rights Plan"), and Note 13, for which the date is February 7, 1996, with respect to the consolidated financial statements of Pyxis Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1995.

                                          /s/ ERNST & YOUNG LLP

                                          ERNST & YOUNG LLP

San Diego, California
March 6, 1996